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                                                                   EXHIBIT 10.10

April 26, 2004


Mr. Douglas E. Barnett
8730 Stony Point Parkway
Suite 150
Richmond, VA 23235

Dear Doug:

On behalf of UGS PLM Solutions, I am pleased to extend you an offer to join the UGS PLM Solutions Finance organization as Senior Vice President and Chief Financial Officer. I believe this offer provides you with a unique opportunity to further develop your professional career and to contribute significantly to the future of UGS PLM Solutions. Based on our conversations, your start date is expected to be May 3, 2004.

Your initial base annual salary will be $310,000 to be paid in twenty-four (24) semimonthly payments. In addition to your base salary, you will be eligible for an annual performance-based incentive opportunity equal to 80% (not pro-rated for 2004) of your annual base salary. Furthermore, you will have the opportunity to participate in UGS PLM Solutions benefits. You are entitled to four weeks of paid vacation per year.

Should you decide to accept UGS PLM Solutions offer of employment, please be advised that UGS PLM Solutions Code of Business Conduct requires you to honor any agreements you have with your previous employers, including obligations regarding the disclosure or use of proprietary information.

Along with this letter you will receive information regarding the EDS employee relocation policy. This policy will be adapted to UGS PLM Solutions following the UGS PLM sale.

As we discussed, UGS PLM Solutions offer of employment is contingent upon passing the UGS PLM Solutions standard employment practices, including a Background Investigation and Drug Screening, as well as execution of the EDS Code of Business Conduct.

As a U.S. employer, UGS PLM Solutions is required by law to review required documentation verifying your identity and authorization to work in the United States. This documentation must be available at the time of your employment start date.

Please understand nothing in this letter alters the at-will nature of your employment relationship with UGS PLM Solutions. In that regard, either you or UGS PLM Solutions may terminate your employment at any time, for any reason, with or without notice.


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Please indicate your acceptance of the terms set forth in this letter by signing and returning it and the other enclosed hiring documents to:

                              Dan Malliet
                              2321 North Loop Drive
                              Ames, Iowa 50010-8615

If you need any additional information about UGS PLM Solutions or this offer of employment please contact Dan Malliet at 515.296.8050 or me directly at 972.797.2056.

I believe UGS PLM Solutions can offer you opportunities and challenges that will be professionally rewarding and mutually satisfying. I am enthusiastic about having you as a valued member of our executive team.

Sincerely,

/s/ Tony Affuso

Tony Affuso
President & CEO

PWO/srb
Enclosures

I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.


     /s/ Douglas E. Barnett                                        4/29/04
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Candidate Signature                                           Date


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